================================================================================



                            ASSET PURCHASE AGREEMENT


                                    between


                                 LABARGE, INC.


                                      and


                          SOREP TECHNOLOGY CORPORATION


                                      and


                              THE SHAREHOLDERS OF


                          SOREP TECHNOLOGY CORPORATION



================================================================================

                               TABLE OF CONTENTS


                                                                                    Page
                                                                                    ----
SUMMARY OF TRANSACTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1

ARTICLE I - SALE OF ASSETS AND TERMS OF PAYMENT . . . . . . . . . . . . . . . . . .     1
  1.01   Assets Being Sold (the "Purchased Assets")   . . . . . . . . . . . . . . .     1
         (a) Real Property Leases   . . . . . . . . . . . . . . . . . . . . . . . .     1
         (b) Furniture, Machinery and Equipment   . . . . . . . . . . . . . . . . .     1
         (c) Inventories  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
         (d) Contracts and Commitments  . . . . . . . . . . . . . . . . . . . . . .     1
         (e) Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . .     2
         (f) Governmental Licenses, Permits and Authorizations  . . . . . . . . . .     2
         (g) Accounts and Notes Receivable  . . . . . . . . . . . . . . . . . . . .     2
         (h) Deposits, Credits and Prepaid Expenses   . . . . . . . . . . . . . . .     2
         (i) Intangible Assets  . . . . . . . . . . . . . . . . . . . . . . . . . .     2
         (j) Cash   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
         (k) Other Assets   . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
     1.01A   Assets Excluded from Sale  . . . . . . . . . . . . . . . . . . . . . .     2
     1.02    Assumed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . .     3
         (a) Accounts Payable   . . . . . . . . . . . . . . . . . . . . . . . . . .     3
         (b) Uncompleted Contracts  . . . . . . . . . . . . . . . . . . . . . . . .     3
         (c) Accrued Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . .     3
     1.03    Purchase Price   . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
         (a)      Cash Payment  . . . . . . . . . . . . . . . . . . . . . . . . . .     3
         (b)      Adjustment Payment  . . . . . . . . . . . . . . . . . . . . . . .     4
     1.04    Purchase Price Adjustment  . . . . . . . . . . . . . . . . . . . . . .     4
     1.05    Absolute Sale  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     5
     1.06    Other Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . .     5
     1.07    Bulk Sales Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . .     6

ARTICLE II - RELATED AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . .     6
     2.01    Lease Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . .     6
     2.02    Technology Agreement   . . . . . . . . . . . . . . . . . . . . . . . .     6
     2.03    Discount Pricing Agreement   . . . . . . . . . . . . . . . . . . . . .     6

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF SELLER  . . . . . . . . . . . . . .    7
     3.01    Organization and Good Standing   . . . . . . . . . . . . . . . . . . .    7
     3.02    Authorization, Compliance with Other Instruments and Law   . . . . . .    7
     3.03    Financial Statements   . . . . . . . . . . . . . . . . . . . . . . . .    8
     3.04    Absence of Certain Changes and Events  . . . . . . . . . . . . . . . .    8
     3.05    Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
     3.06    Material Contracts and Commitments   . . . . . . . . . . . . . . . . .    10
     3.07    Backlog  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10
     3.08    Customers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11
     3.09    Licenses, Permits and Authorizations   . . . . . . . . . . . . . . . .    11
     3.10    Title to Purchased Assets  . . . . . . . . . . . . . . . . . . . . . .    11
     3.11    Proprietary Rights   . . . . . . . . . . . . . . . . . . . . . . . . .    11
     3.12    Employee Benefit Plans; Labor Matters  . . . . . . . . . . . . . . . .    11
     3.13    Litigation and Other Claims  . . . . . . . . . . . . . . . . . . . . .    13
     3.14    No Adverse Change  . . . . . . . . . . . . . . . . . . . . . . . . . .    13
     3.15    Sufficiency of the Purchased Assets  . . . . . . . . . . . . . . . . .    14
     3.16    Compliance with Laws   . . . . . . . . . . . . . . . . . . . . . . . .    14
     3.17    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    14
     3.18    Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . .    14
     3.19    Real Property Lease  . . . . . . . . . . . . . . . . . . . . . . . . .    14
     3.20    Compliance of Purchased Assets with Law  . . . . . . . . . . . . . . .    14
     3.21    Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . .    15
     3.22    Full Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . .    16

ARTICLE IV - REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER . . . . . . . . . .    17
     4.01    Organization and Good Standing   . . . . . . . . . . . . . . . . . . .    17
     4.02    Due Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . .    17
     4.02    Financial Resources  . . . . . . . . . . . . . . . . . . . . . . . . .    17

ARTICLE V - THE CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17
     5.01    Time and Place of Closing  . . . . . . . . . . . . . . . . . . . . . .    17
     5.02    Instruments of Transfer, Assumption of Liabilities, Etc  . . . . . . .    18
     5.03    Other Deliveries   . . . . . . . . . . . . . . . . . . . . . . . . . .    18
     5.04    Opinions of Counsel  . . . . . . . . . . . . . . . . . . . . . . . . .    18

ARTICLE VI - EMPLOYMENT WITH BUYER  . . . . . . . . . . . . . . . . . . . . . . . .    20
     6.01    Employment with Buyer  . . . . . . . . . . . . . . . . . . . . . . . .    20
     6.02    Accrued Vacation and Sick Pay Liability  . . . . . . . . . . . . . . .    21
     6.03    Third Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    21

ARTICLE VII - POST-CLOSING COVENANTS  . . . . . . . . . . . . . . . . . . . . . . .    21
     7.01    Expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    21
     7.02    Further Assurances   . . . . . . . . . . . . . . . . . . . . . . . . .    21
     7.03    Commissions and Fees   . . . . . . . . . . . . . . . . . . . . . . . .    21
     7.04    Sales, Transfer and Use Taxes  . . . . . . . . . . . . . . . . . . . .    21
     7.05    Nondisclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    22
     7.06    Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . .    22
         (a) By Seller and the Shareholders   . . . . . . . . . . . . . . . . . . .    22
         (b) By Buyer   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    22
         (c) Limitations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23
         (d) Environmental Indemnification  . . . . . . . . . . . . . . . . . . . .    23
     7.07    Defense of Claims  . . . . . . . . . . . . . . . . . . . . . . . . . .    23
     7.08    Use of Seller's Name   . . . . . . . . . . . . . . . . . . . . . . . .    24

ARTICLE VIII - MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . .    25
     8.01    Binding Effect   . . . . . . . . . . . . . . . . . . . . . . . . . . .    25
     8.02    No Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25
     8.03    Counterparts   . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25
     8.04    Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25
     8.05 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25
             Survival   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25
     8.06    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25
         (a) To Buyer   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    26
         (b) To Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    26
         (c) To Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . . .    27
     8.07    Amendment and Modification   . . . . . . . . . . . . . . . . . . . . .    27
     8.08    Waiver of Compliance   . . . . . . . . . . . . . . . . . . . . . . . .    27
     8.09    Interpretation   . . . . . . . . . . . . . . . . . . . . . . . . . . .    27
     8.10    Entire Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . .    28

                                                                                  Page/Section
Schedule     Description                                                          Reference
- --------     -----------                                                          ------------
1.01(a)      Real Property Leases                                                 1 [Section  1.01(a)]

1.01(b)      Furniture, Machinery and                                             1 [Section  1.01(b)]
               Equipment

1.01(c)      Inventory                                                            1 [Section  1.01(c)]

1.01(d)      Material Contracts                                                   2 [Section  1.01(d)]

1.01(f)      Governmental Licenses,
               Permits and Authorizations                                         2 [Section  1.01(f)]

1.01(g)      Accounts and Notes Receivable                                        2 [Section  1.01(g)]

1.01(h)      Deposits, Credits and Prepaid
               Expenses                                                           2 [Section  1.01(h)]

1.01(i)      Intangible Assets                                                    3 [Section  1.01(i)]

1.02(a)      Accounts Payable                                                     2 [Section  1.02(a)]

1.02(c)      Accrued Liabilities                                                  3 [Section 1.02(c)]

1.07         Other Contracts                                                      5 [Section  1.07]

3.01         Jurisdictions                                                        6 [Section  3.01]

3.04         Changes or Events                                                    8 [Section  3.04]

3.04(e)      Compensation Increases                                               8 [Section  3.04(e)]

3.05(d)      Tax Returns                                                          9 [Section 3.05(d)]

3.07         Backlog                                                             10 [Section  3.07]

3.08         Customers                                                           10 [Section  3.08]

3.09         Licenses, Permits and                                               10 [Section  3.09]
               Authorizations

3.12              Employee Benefit Plans;                                         11 [Section  3.12]
                    Labor Matters

3.13              Litigation and Other Claims                                     13 [Section  3.13]

3.17              Insurance                                                       13 [Section  3.17]

3.21              Environmental Matters                                           14 [Section  3.21]

6.01              Employees of Seller                                             20 [Section  6.01]

                                                                                  Page/Section
Exhibit      Description                                                          Reference
- -------      -----------                                                          ------------
   A         Accrued Liabilities                                                   3 [Section  1.03(c)]

   B         Lease Agreement                                                       6 [Section  2.01]

   C         Technology Agreement                                                  6 [Section  2.02]

   D         Discount Pricing Agreement                                            6 [Section  2.03]

   E         Financial Statements                                                  7 [Section  3.03]

                            ASSET PURCHASE AGREEMENT


     THIS AGREEMENT is made as of May 15, 1996 between LABARGE, INC., a Delaware corporation ("Buyer"), SOREP TECHNOLOGY CORPORATION, a Texas corporation ("Seller"), SCHLUMBERGER DELAWARE, INC., a Delaware corporation and SOCIETE RENNAISE D'ELECTRONIQUE PROFESSIONNELLE, S.A., a French societe anonyme (collectively, the "Shareholders").

                             SUMMARY OF TRANSACTION

     Seller wishes to sell and Buyer wishes to purchase the business and substantially all of the assets of Seller, subject to the liabilities of Seller reflected on Seller's balance sheet.

     To effect such transaction and in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                      SALE OF ASSETS AND TERMS OF PAYMENT

     1.01 Assets Being Sold (the "Purchased Assets"). Seller agrees to sell and Buyer agrees to purchase, at the Closing (as defined in Section 5.01 hereof), all of Seller's assets as they shall exist on the Closing Date (as defined in Section 5.01 hereof), including without limitation the following assets:

         (a) Real Property Leases. All of the right, title and interest of Seller in, to and under the leases (the "Real Property Leases") covering Seller's leased premises in Houston, Texas, all of which are listed in
     Schedule 1.01(a) hereto;

         (b) Furniture, Machinery and Equipment. All the furniture, machinery, transportation vehicles, plant, equipment (including, without limitation, computer equipment), fixtures, leasehold improvements and other fixed assets of Seller, substantially all of which as of December 31, 1995 are listed in Schedule 1.01(b) hereto;

         (c) Inventories. All inventories of Seller of any kind, including, but not limited to, work-in-process, finished goods, supplies and raw materials substantially all of which as of December 31, 1995 are listed on
     Schedule 1.01(c) hereto; such schedule updated to the Closing Date will be provided as soon as practicable after Closing;

         (d) Contracts and Commitments.  Subject to the provisions of Section
     1.06 hereof, all of the right, title and interest of Seller in, to and under all pending and executory contracts, agreements, licenses, leases, commitments and understandings of Seller, including, without limitation, those with respect to (v) contract workers and consultants, (w) customer orders, (x) confidentiality and non- disclosure agreements,

     (y) the purchase of materials, supplies and services, and (z) those Material Contracts as defined in Section 3.06 and listed in Schedule 1.01(d) hereto;

         (e) Books and Records. Copies of all books and records material to operating Seller's business, including but not limited to all sales and credit records, advertising and sales material, literature, customer lists, and copies of financial records, and personnel and payroll records of Seller;

         (f) Governmental Licenses, Permits and Authorizations. To the extent assignable, all governmental licenses, permits and authorizations, if any, related to the business of Seller, a complete list of which are set forth in Schedule 1.01(f) hereto;

         (g) Accounts and Notes Receivable. All of Seller's accounts receivable and notes receivable all of which as of December 31, 1995 are listed in Schedule 1.01(g) hereto (the "Purchased Receivables"); such schedule, updated to the Closing Date, will be provided as soon as practicable after Closing;

         (h) Deposits, Credits and Prepaid Expenses. All of Seller's deposits, credits, prepaid expenses and other current assets, all of which as of December 31, 1995 are listed in Schedule 1.01(h) hereto;

         (i) Intangible Assets. The business of Seller as a going concern and the goodwill thereof and all intangible and intellectual property used in connection with the business of Seller, including without limitation, patents, trademarks, copyrighted works, tradenames, software and customer information and lists substantially all of which are listed in Schedule 1.01(i) hereto; provided, however, that Buyer shall obtain no right to use of the trade name "Sorep";

         (j) Cash. Cash and cash equivalent items held by Seller as of the Closing, including without limitation, certificates of deposit, time deposits and marketable securities; and

         (k) Other Assets. All other assets, properties, rights and businesses of every kind and nature owned or held by Seller or in which Seller has an interest on the Closing Date which are used in or related to the business of Seller, known or unknown, fixed or unfixed, choate or inchoate, accrued, absolute, contingent or otherwise, whether or not specifically referred to in this Agreement.

     1.01A   Assets Excluded from Sale.  Seller is retaining and not selling, transferring, conveying or assigning to Buyer any of the following assets ("Excluded Assets"):

         (a) the corporate seals, certificates of incorporation, minute books, stock books, tax returns, tax preparation work papers or other records having to do with the corporate organization of Seller;

         (b) the rights to any of Seller's claims for any federal, local or foreign tax refunds with respect to taxable periods ending prior to the Closing Date;

         (c) Seller will be entitled to copies of all books of account of Seller for periods prior to the Closing Date.

     1.02 Assumed Liabilities. Buyer agrees to assume, perform and discharge the following of Seller's liabilities (the "Assumed Liabilities") which shall appear on the Closing Balance Sheet (as defined in Section 1.04 hereof) or shall be described on a separate schedule thereto:

         (a) Accounts Payable. All of Seller's accounts payable as at the Closing Date, substantially all of which as of December 31, 1995 are listed on Schedule 1.02(a) hereto; such schedule updated to the Closing Date will be provided as soon as practicable after Closing;

         (b) Uncompleted Contracts. All of Seller's obligations with respect to pending and executory contracts and commitments being purchased as Purchased Assets; and

         (c) Accrued Liabilities. Those of Seller's accrued liabilities which are listed on Schedule 1.02(c) hereto, including, but not limited to, all of Seller's accrued, current liabilities relating to compensation and benefit amounts, excluding any employee contributions to Seller's employee benefit plans, due but not paid employees as specified in Exhibit A hereto. For purposes of clarity, where a liability has been accrued by Seller, Buyer shall assume the entire liability, regardless of whether the accrual proves to be sufficient upon final payment of obligations associated with the liability.

     Buyer shall not assume any liabilities or obligations of Seller except those specifically identified as liabilities in the Closing Balance Sheet and specifically assumed by Buyer pursuant to the provisions of this Section 1.02, and Seller agrees to indemnify and hold harmless Buyer with respect to any such non-assumed liabilities and obligations in the manner provided in Sections 7.06 through 7.08 hereof.

     1.03 Purchase Price. Buyer, as consideration for the Purchased Assets, agrees to pay an amount (the "Purchase Price") equal to $402,825 plus the difference between the value of the Purchased Assets as reflected on the Closing Balance Sheet and the amount of the Assumed Liabilities as reflected on the Closing Balance Sheet (such difference referred to as the "Closing Net Worth"). The Purchase Price will be paid as follows:

         (a) Cash Payment. Cash in the amount of $1,600,000 will be paid at Closing by wire transfer of immediately available funds to such bank account as Seller shall designate;

         (b) Adjustment Payment. Cash in the amount of the balance of the purchase price will be paid upon delivery of the Closing Statement; and

         (c) Cash in an amount equal to the Deficit Payment, if any such Deficit Payment is due pursuant to Section 1.04 will be paid as provided in Section 1.4.

     1.04 Purchase Price Adjustment. As soon as practicable, but in any event not later than thirty (30) days after the Closing, Buyer shall cause to be delivered to Seller (with Seller's reasonable assistance) a Closing Date Statement of Purchased Assets and Assumed Liabilities (the "Closing Statement"), which Closing Statement shall include, but not be limited to, the following:

         (a) a schedule of Seller's inventories as of the Closing Date, prepared in a manner (including valuation) consistent with the manner in which Schedule 1.01(c) was prepared, provided that such schedule will be based upon a physical count of such inventories;

         (b) a schedule of Seller's accounts receivable and notes receivable as of the Closing Date, prepared in a manner (including valuation) consistent with the manner in which Schedule 1.01(g) was prepared;

         (c) a schedule of Seller's accounts payable as of the Closing Date, prepared in a manner (including valuation) consistent with the manner in which Schedule 1.02(a) was prepared; and

         (d) A statement of income of Seller for the portion of Seller's current fiscal year ended on, and a balance sheet of Seller as at, the Closing Date (such balance sheet the "Closing Balance Sheet") prepared in a manner consistent with Seller's balance sheet as of December 31, 1995 heretofore delivered to Buyer by Seller (the "December Balance Sheet"), with inventories, accounts receivable and accounts payable reflected on such Closing Balance Sheet taken from the schedules prepared pursuant to Subsections 1.04(a), (b) and (c); provided, however, such Closing Balance Sheet shall include a reasonable reserve for doubtful accounts.

     Buyer and its accountants shall have the right to review the December Balance Sheet and all financial data of Seller for the portion of Seller's current fiscal year ended on the Closing Date for purposes of preparing the Closing Statement, and in connection with such review, Buyer and its accountants shall have the right to examine any books and records then in the possession of Seller reasonably necessary to prepare the Closing Statement. Buyer shall make available to Seller and its accountants its working papers related to preparation of the Closing Statement.

     Within 30 days after Seller receives the Closing Statement, Seller shall give written notice to Buyer of any objections Seller has in respect of the Closing Statement, which notice shall specify the basis for such objections. If Seller does not notify Buyer of any objections within such period then Seller shall be deemed to have accepted the Closing Statement which shall become final and binding on the parties for purposes of this Section 1.04.

     If Seller objects to the Closing Statement as provided above, then the parties shall negotiate in good faith to resolve such objections and arrive at an agreed upon Closing Statement. Any objections of Seller which have not been resolved by the parties within 30 days after the delivery of Seller's objections to Buyer shall be presented for resolution to such firm of certified public accountants (the "Accountants") as shall be agreed upon by the parties (or if no such agreement is reached, such firm as shall be jointly designated for such purpose by the independent accountants of both parties). The Accountants shall promptly resolve the disputed items in accordance with the provisions of this Section 1.04 and the determinations of the Accountants in respect thereof shall be final and binding upon the parties for purposes of this Section 1.04.

     As hereinafter used in this Agreement, the term "Closing Statement" shall mean such statement in the form which becomes final and binding upon the parties as hereinabove provided.

     If, following the date on which the Closing Balance Sheet becomes final and binding, the Purchase Price is determined to be greater than the amount of cash previously paid to Seller by Buyer, Buyer shall within three (3) business days of the date on which the Closing Balance Sheet becomes final and binding, pay the remaining portion of the Purchase Price due to Seller (such payment being the "Deficit Payment"). If, following the date on which the Closing Balance Sheet becomes final and binding, the Purchase Price is determined to be less than the amount of cash previously paid to Seller by Buyer, Seller shall within three (3) business days of the date on which the Closing Balance Sheet becomes final and binding, refund to Buyer the full amount of such overpayment.

     1.05 Absolute Sale. Seller agrees that the sale, conveyance, transfer and delivery of the Purchased Assets to Buyer shall be free and clear of all title defects, liabilities, obligations, liens, encumbrances, charges and claims of any kind, except any liabilities and obligations expressly assumed by Buyer pursuant to Section 1.02 hereof.

     1.06 Other Contracts. This Agreement shall not constitute an agreement to assign or sublicense, as the case may be, any contracts, leases, licenses, agreements, bids, quotations or arrangements (for purposes of this Section 1.06 collectively called "contracts") if such attempted assignment or sublicense, without the consent of the other party thereto, is not permitted as a matter of law or in accordance with the terms of the contracts or would constitute a breach of the contracts or would in any way impair the rights of Seller or Buyer thereunder. Seller will use its best efforts to obtain, or will assist Buyer to obtain, such consents as may be necessary or appropriate to vest in Buyer all of Seller's right, title and interest in all such contracts. If such consent is not obtained or if an assignment, attempted assignment or sublicense is not so permitted or would be ineffective or would impair Buyer's rights thereunder, Seller will cooperate with Buyer in any reasonable arrangement designed to provide for Buyer the benefits under any such contracts provided, however, that, except as disclosed on Schedule 1.06, Seller will obtain consents to the assignment or sublicense of the contracts listed in
Schedule 1.06 hereto on or prior to the Closing Date.

     1.07 Bulk Sales Laws. Seller and Buyer hereby waive compliance with the provisions of any applicable bulk sales law; provided, however, that Seller agrees to pay and discharge when due or to contest or litigate all claims of creditors which are asserted against Buyer or the Purchased Assets (other than the Assumed Liabilities) by reason of such noncompliance, to indemnify, defend and hold harmless Buyer from and against any and all such claims in the manner provided in Sections 7.06 and 7.07 hereof, and to take promptly all necessary action to remove any lien or encumbrance which is placed on the Purchased Assets by reason of such noncompliance.

                                   ARTICLE II

                               RELATED AGREEMENTS

     At the Closing, the following agreements (collectively, the "Related Agreements") shall be executed and delivered:

     2.01 Lease Agreement. A Lease Agreement between Schlumberger, Ltd. and LaBarge/STC, Inc., a Texas corporation which is a wholly-owned subsidiary of Buyer ("LaBarge/STC") in the form of Exhibit B hereto, leasing Seller's leased premises to Buyer for a term of three years on terms substantially identical to the terms on which such premises are currently leased to Seller.

     2.02 Technical Support Agreement. A Technical Support Agreement between Societe Rennaise d'Electronique Professionnelle, S.A. and LaBarge/STC in the form of Exhibit C hereto.

     2.03 Discount Pricing Agreement. A Discount Pricing Agreement between LaBarge/STC and the Anadrill Division of Schlumberger Technology Corporation in the form of Exhibit D hereto.

     2.04 Other Agreements. Any and all other agreements and documents necessary to consummate the transaction contemplated herein.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to, and covenants with, Buyer that:

     3.01 Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and has the corporate power and authority to own and operate its properties and assets (including the Purchased Assets) and to conduct its business as it is now being conducted. Seller is duly qualified to do business in each jurisdiction listed on Schedule 3.01 hereto, and there are no other jurisdictions where the nature of Seller's business or ownership of assets requires such qualification. The Shareholders own all of the outstanding shares of capital stock of Seller.

     3.02 Authorization, Compliance with Other Instruments and Law. Seller has full corporate power and authority to enter into this Agreement and the other agreements and documents to be executed and delivered by it at Closing as contemplated hereby (collectively, the "Closing Documents"), to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Closing Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and is a valid and binding obligation of Seller enforceable in accordance with its terms and the Closing Documents will, when executed and delivered by Seller at Closing, constitute valid and binding obligations of Seller enforceable against Seller in accordance with their terms. The execution, delivery and performance of this Agreement and the Closing Documents will not (i) conflict with or result in a breach or violation of any provision of the Certificate of Incorporation or By-Laws of Seller or of any order, writ, injunction, judgment, decree, law, statute, rule or regulation to which Seller is a party or by which Seller or the Purchased Assets may be bound or affected; or (ii) result in a default (or give rise to any right of termination, cancellation or acceleration) or result in the creation of any lien, encumbrance, security agreement, charge, pledge, equity or other claim or right of any person in or to the Purchased Assets under the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Seller is a party or by which Seller or the Purchased Assets may be bound. All necessary authorizations of the transactions contemplated by this Agreement required to be obtained by Seller from any Federal, state, local or foreign government or agency shall have been obtained prior to the Closing, and any filings, notifications or disclosures required by law or regulation of any such government or agency shall have been made in such form as is acceptable as filed. Buyer shall cooperate with Seller with respect to the aforesaid filings, notifications or disclosures to the extent necessary to obtain said authorizations. Seller will deliver to Buyer at the Closing true and complete copies of all resolutions of its shareholders and board of directors by which the execution, delivery and performance of this Agreement and the Closing Documents and the consummation of the transactions contemplated hereby and thereby were authorized, certified by the Secretary of Seller as of the Closing Date.

     3.03 Financial Statements. Seller has previously furnished to Buyer true and correct copies of (i) the December Balance Sheet; and (ii) the statement of operations of Seller for the twelve months ended December 31, 1995 attached hereto as Exhibit E (collectively, the "Financial Statements"). The December Balance Sheet presents fairly the financial position of Seller as of the date thereof, and the related statement of operations included in the Financial Statements presents fairly the results of operations of Seller for the period then ended.

     3.04 Absence of Certain Changes and Events. Except as otherwise contemplated by this Agreement, between the date of the December Balance Sheet and the Closing Date:

         (a) the business of Seller has been conducted only in the ordinary course and substantially in the manner that such business was heretofore conducted, and there has not been, except in the ordinary course and consistent with past practice:

             (i) any purchase or other acquisition of property, any sale, lease or other disposition of property, or any expenditure in excess of $10,000 in the aggregate not disclosed on Schedule 3.04;

             (ii) any incurrence of liability in excess of $10,000 not disclosed on Schedule 3.04;

             (iii) any encumbrance or consent to encumbrance of any property or assets not disclosed on Schedule 3.04;

         (b) Seller has not entered into any agreement or transaction which has resulted or will result in a transfer of assets for other than arms length value;

         (c) there has not been any undisclosed change in the condition (financial or otherwise), assets, liabilities, business, results of operations, licenses, permits, franchises or affairs of Seller which has or is likely to have a material adverse effect on the business, financial condition or results of operations of Seller;

         (d) there has not been damage, destruction or casualty loss materially and adversely affecting the business, results of operations or financial condition of Seller;

         (e) there has not been (i) any increase in the rate or terms of compensation payable or to become payable by Seller to its officers, employees, except increases occurring in the ordinary course of business in accordance with its customary practices or other increases set forth in
     Schedule 3.04(e), (ii) any increase in the rate or terms of any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such officers, employees, except increases occurring in the ordinary course of business in accordance with its customary practices, or (iii) any execution of or commitment to any new employment agreement or any modification of the terms of any existing employment agreement to which Seller is a party;

         (f) there has not been any entry into any agreement, commitment or transaction (including, without limitation, any borrowing, capital lease, capital expenditure or capital financing) by Seller except in the ordinary course of business and consistent with the practices of Seller in the last fiscal year and except as otherwise contemplated by Schedule 3.04;

         (g) there has not been and will not have been any change by Seller in accounting methods, principles or practices; and

         (h) to the best of Seller's knowledge, there has not been and will not have been any threatened or actual occurrence or development relating to the business, operations, financial condition or affairs of Seller which would materially and adversely affect the business, operations, financial condition or affairs of Seller.

     3.05    Tax Matters.

         (a) There is no tax obligation of Seller which constitutes, or may in the future constitute, a lien on the Purchased Assets, and, if any such lien exists or arises in relation to events prior to the Closing, it will be promptly discharged by Seller;

         (b) Seller has filed all Tax Returns (as hereinafter defined) it was required to file. All such Tax Returns were correct in all material respects. All taxes owed by Seller (whether or not shown on any tax return) have been, or will be, paid by the Closing Date. Seller is not now, nor will it be at the time of Closing, a beneficiary of any extension of time within which to file any Tax Return. To Seller's knowledge, no claim has ever been made by an authority in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no liens, pledges, encumbrances or any other security interests on any of the Purchased Assets that arose in connection with any failure or alleged failure to pay any tax imposed on Seller;

         (c) Seller has withheld and paid, and will continue to withhold and pay through the Closing Date, all taxes required to be withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party;

         (d) Seller does not expect any authority to assess any additional taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any tax liability of Seller either (i) claimed or raised by any authority in writing or (ii) as to which the Seller has knowledge based upon personal contact with any agent of such authority. Schedule 3.05(d) lists all federal, state, local, and foreign income Tax Returns filed with respect to the Seller for taxable periods ended on or after December 31, 1992, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Seller has delivered to Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Seller since January 1, 1993;

         (e) The Seller has not waived any statute of limitations in respect of taxes or agreed to any extension of time with respect to a tax assessment or deficiency;

         (f) Seller has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Internal Revenue Code Section 6662. The Seller (i) is not a member of an affiliated group filing a consolidated federal income Tax Return; (ii) is not a party to any tax allocation or sharing agreement; and (iii) has no liability for the taxes of any other person or entity; and

         (g) For purposes of this Section 3.05, "Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement, including any schedule or attachment thereto, and any amendment thereof, relating to any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Internal Revenue Code Section 59 A), customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     3.06 Material Contracts and Commitments. Schedule 1.01(d) contains a full and complete list, as of the date hereof, of all written contracts and commitments of Seller involving aggregate obligations of Seller in excess of $10,000 per contract or which have a remaining term, as of the date hereof, of over six months ("Material Contracts"). Except as disclosed on Schedule 1.01(d), Seller is not in breach or violation of, or in default under, any of the Material Contracts; and, except as specifically indicated in Schedule 1.01(d), the execution of this Agreement and the consummation of the transactions contemplated hereby will not require any consent of any parties to any of the Material Contracts. All of the contracts listed on Schedule 1.01(d) are in full force and effect and have not been modified or amended in any material respect, except as set forth on Schedule 1.01(d).

     3.07 Backlog. The backlog of customer orders with respect to Seller as of the Closing Date is detailed in Schedule 3.07 hereof.

     3.08 Customers. Attached as Schedule 3.08 is a list of (i) the customers of Seller as of the Closing Date, (ii) aggregate sales volume to each such customer during the year ended December 31, 1995 and the period from January 1, 1996 to May 10, 1996, and (iii) customers with which Seller has entered into written agreements with respect to future purchases.

     3.09 Licenses, Permits and Authorizations. Seller has obtained, and will as of the Closing continue to have, all approvals, authorizations, consents, licenses, franchises, orders, certificates and other permits of, and has made and will have made as of the Closing all filings with, each governmental authority, whether foreign, Federal, state or local, which are required for the ownership of the Purchased Assets or the conduct of Seller's business as presently conducted. A complete list of all such approvals, authorizations, consents, licenses, franchises, orders, certificates, permits and filings is included in Schedule 3.09 hereto.

     3.10 Title to Purchased Assets. Seller has good and marketable legal title to the Purchased Assets and shall at the Closing deliver to Buyer good and marketable legal title to the Purchased Assets free and clear of all title defects, liabilities, obligations, liens, mortgages, security interests, encumbrances, claims or similar adverse interests of any kind except for Assumed Liabilities. All leases pursuant to which Seller leases any of the Purchased Assets are valid and binding in accordance with their respective terms and there are no defaults thereunder.

     3.11 Proprietary Rights. Seller is not, by virtue of the conduct of its business, infringing upon or making an unauthorized use of any proprietary right or intellectual property right of any third party.

     3.12    Employee Benefit Plans; Labor Matters.

         (a) Except as set forth in Schedule 3.12 hereto, the Seller does not maintain, administer or otherwise contribute to any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not such plan is subject to any of the provisions of ERISA, which covers any employee or beneficiary of any employee, whether active or retired, of Seller (any such plan being herein referred to as an "Employee Plan"). Except as set forth in Schedule 3.12 hereto, none of such Employee Plans is intended to be qualified under Section 401 of the Internal Revenue Code of 1986, as from time to time amended (the "Code"). The Seller has no commitment to create any additional Employee Plans and Seller has no legal obligation to continue any existing Employee Plan, except for continuation coverage under ERISA sections 601 through 609.

         (b) True and complete copies of each Employee Plan, including all amendments thereto and related trust or other funding agreements have been heretofore delivered to Buyer, together with a copy of the most recent summary plan description and summary of material modifications of each such plan.

         (c) Except as set forth in Schedule 3.12, (i) the Seller is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; (ii) there is no unfair labor practice complaint against the Seller pending before the National Labor Relations Board or any other tribunal; (iii) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the best of the Seller's knowledge, threatened against or affecting the Seller; (iv) Seller's employees are not represented by any union or other collective bargaining unit and the Seller has received no notice that any representation or petition respecting its employees has been filed with the National Labor Relations Board; (v) no grievance or any arbitration proceeding arising out of or under any collective bargaining agreements is pending against Seller; (vi) the Seller has not experienced any strike or work stoppage or other industrial dispute involving its employees in the past five years; (vii) the Seller has not engaged in any unjust dismissals of employees; (viii) to Seller's knowledge, no current or former employee of the Seller has any claim against the Seller on account of or for overtime pay, other than overtime pay for the current payroll period, vacation, time off or pay in lieu of vacation or time off, other than that earned in respect of the current fiscal year, or any violation of any law relating to minimum wages or maximum hours of work;
     (ix) to Seller's knowledge, no person has any claim or basis for any action against the Seller arising out of any law relating to discrimination in employment or employment practices or occupational safety and health standards; (x) the Seller has not received any notice from any person alleging a violation of any law relating to discrimination in employment or employment practices or occupational safety and health standards; and (xi) the Seller does not have any liability under the Worker Adjustment and Retraining Notification ("WARN") Act relating to the closing of any of its facilities.

         (d) With respect to each Employee Benefit Plan subject to Title IV of ERISA, (i) no termination has occurred pursuant to which all liabilities have not been satisfied in full, and no event has occurred and no condition exists that could reasonably be expected to result in the Seller or an ERISA Affiliate incurring a liability under Title IV of ERISA or which could constitute grounds for terminating any pension plan of the Seller or an ERISA Affiliate ("Pension Plan); (ii) each such Pension Plan which is subject to Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Internal Revenue Code of 1986, as amended (the "Code") has been maintained in compliance with the minimum funding standards of ERISA and the Code and no such Pension Plan has incurred any "accumulated funding deficiency", as defined in Section 412 of the Code and Section 302 of Title I of ERISA, whether or not waived; (iii) neither the Seller nor an ERISA Affiliate has sought or received a waiver of its funding requirements with respect to any Pension Plan and all contributions payable with respect to any Pension Plan have been timely made; (iv) no reportable event, with the meaning of Section 4043 of Title IV of ERISA, and no event described in Section 4062 or 4063 of Title IV of ERISA, has occurred with respect to any Pension Plan; and (v) the aggregate of accumulated benefit obligation of each Pension Plan subject to Title IV of ERISA (as of the date of the most recent actuarial valuation prepared for such Pension Plan) does not exceed the fair market value of the assets of such Pension Plan as of the date of such valuation. "ERISA Affiliate" means any corporation, entity or individual which has ever been (i) a member of the same controlled group (within the meaning of sections 414(b) of the Code or 4001 of Title IV of ERISA) as the Seller, (ii) under common control (within the meaning of Sections 414(b) of the Code) with the Seller, (iii) a member of an affiliated service group (within the meaning of Section 414(m) of the Code) with the Seller, or (iv) required to be aggregated with the Seller pursuant to section 414(o) of the Code or regulations promulgated thereunder.

         (e) Neither the Seller nor an ERISA Affiliate has incurred, nor has any event occurred which has imposed or is reasonably likely to impose upon the Seller, any ERISA Affiliate or the Buyer, any withdrawal liability (complete or partial within the meanings of Sections 4203 or 4205 of Title IV of ERISA, respectfully) in respect of any multiemployer plan (within the meaning of sections 3(37) or 4001(a)(3) of Title IV of ERISA) (a "Multiemployer Plan"), pursuant to which the Seller as an ERISA Affiliate has an obligation to contribute, which withdrawal liability has not been satisfied or discharged in full. Neither the Seller nor an ERISA
     Affiliate has received notice to the effect that any Multiemployer Plan has any unfunded vested benefits within the meaning of Section 4213(c) of Title IV of ERISA. Neither the Seller nor an ERISA Affiliate has been notified of any reorganization or insolvency under and within the meaning of Sections 4241 or 4245 of Title IV of ERISA. Exhibit ___ sets forth a description of each Multiemployer Plan to which the Seller or an ERISA Affiliate has ever had an obligation to contribute.

     3.13 Litigation and Other Claims. Except as described in Schedule 3.13, there are no actions, suits, arbitration proceedings, claims or proceedings related to the business or assets of Seller pending or, to the knowledge of Seller, threatened before any foreign, Federal, state, municipal or other court, department, commission, arbitration panel, board, bureau, agency, body or instrumentality against Seller or affecting the Purchased Assets at law or in equity. Seller is not a party to or subject to the provisions of any order, writ, injunction, decree or judgment of any court or foreign, Federal, state, municipal or other governmental or administrative body, department, commission, board, bureau or other agency or instrumentality in connection with the ongoing operations of Seller. Seller is not engaged in any arbitration nor has Seller submitted any disputed matter to an arbitrator in connection with its ongoing operations.

     3.14 No Adverse Change. Since the close of business on the date of the December Balance Sheet, there has been no material adverse change in the financial condition, results of operations, business or prospects of Seller.

     3.15 Sufficiency of the Purchased Assets. The Purchased Assets are all of the assets used by Seller in its business as currently operated. All of the tangible Purchased Assets are located at Seller's facility in Houston, Texas. Neither Seller nor any of Seller's officers, directors or affiliates is a party to any contract which is necessary in any material respect to conduct of Seller's business other than contracts which will be assigned to Buyer at the Closing which contracts are listed in Schedule 1.01(d) hereto.

     3.16 Compliance with Laws. Neither the Purchased Assets nor the operations of Seller's business, as conducted at the date hereof and as will be conducted through the Closing, violate any applicable foreign, Federal, state or local law, ordinance, rule or regulation.

     3.17 Insurance. Seller maintains, and through the Closing will maintain, adequate insurance insuring the Purchased Assets and the operations of Seller's business. Valuations of Seller's properties for such insurance purposes are set forth in Schedule 3.17 hereto; such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing have been paid, and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation or termination. The insurance policies to which the Seller is a party are sufficient for compliance with minimum insurance requirements of applicable laws and all agreements to which Seller is a party or by which Seller is bound. In the three years preceding the date of this Agreement, Seller has not been refused any insurance with respect to the Purchased Assets or Seller's operations or had its coverage limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance.

     3.18 Accounts Receivable. All accounts, notes receivable and other receivables (other than receivables collected since December 31, 1995) reflected on the December Balance Sheet, and all accounts and notes receivable arising from or otherwise relating to the business of Seller at the Closing Date will be valid, genuine receivables arising out of or relating to business transacted by Seller.

     3.19 Real Property Leases. The Real Property Leases are valid and binding upon the lessor and are in full force and effect. There are no existing defaults by Seller under the Real Property Leases and no event has occurred which (whether with or without notice, lapse of time, or both) would constitute a default thereunder by Seller. Seller has delivered to Buyer a true and complete copy of the Real Property Leases.

     3.20 Compliance of Purchased Assets with Law. The Purchased Assets are in conformity with all applicable laws, ordinances, rules and regulations.

     3.21    Environmental Matters.

         (a) Except as set forth in Schedule 3.21 hereto, (i) Seller is in compliance with all environmental laws, regulations, permits and orders applicable to it at the time of Closing, and with all laws, regulations, permits and orders governing or relating to asbestos removal and abatement; (ii) Seller has not transported, stored, treated or disposed, or allowed or arranged for any third parties to transport, store, treat or dispose, of any Hazardous Substances or other waste to or at any location other than a site lawfully permitted to receive such Hazardous Substances or other waste for such purposes, or had performed, arranged for or allowed by any method or procedure such transportation, storage, treatment or disposal in contravention of any laws or regulations, nor has Seller disposed, or allowed or arranged for any third parties to dispose, Hazardous Substances or other waste upon the real property owned or leased by Seller; (iii) there has not occurred, nor is there presently occurring, a Release of any Hazardous Substance on, into or beneath the surface of any parcel of real property owned or leased by Seller; (iv) Seller has not transported or disposed, or allowed or arranged for any third parties to transport or dispose, any Hazardous Substance or other waste to or at a site which, pursuant to the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA") or any similar law, (A) has been placed on the National Priorities List or its state equivalent, or (B) the Environmental Protection Agency or the relevant state agency has proposed or is proposing to place on the National Priorities List or its state equivalent; (v) Seller has not received notice, and has no knowledge of any facts which could give rise to any notice, that Seller is a potentially responsible party for a Federal or state environmental cleanup site or for corrective action under CERCLA or any other applicable law or regulation or notice of any other Environmental Claim; (vi) Seller has not received any written or oral request for information in connection with any Federal or state environmental cleanup site and has not undertaken (or been requested to undertake) any response or remedial actions or cleanup actions of any kind at the request of any Federal, state or local governmental entity, or at the request of any other person or entity; (vii) there are no laws, regulations, ordinances, licenses, permits or orders relating to environmental or worker safety matters requiring, as of the date of this Agreement, any work, repairs, construction or capital expenditures with respect to the assets or properties of Seller; and (viii) Schedule 3.21 identifies (w) all environmental audits, assessments or occupational health studies undertaken by Seller or its agents or by any governmental agencies with respect to the operations or properties of Seller; (x) the results of any ground water, soil, air or asbestos monitoring undertaken with respect to any real property owned or leased by Seller; (y) all written communications of Seller with environmental agencies; and (z) all citations issued with respect to Seller under the Occupational Safety and Health Act (29 U.S.C. Sections 651 et seq.).

         (b) For the purposes of this Agreement, "Environmental Claim" shall mean any demand, claim, governmental notice or threat of litigation or the actual institution of any action, suit or proceeding at any time by a person which asserts that an Environmental Condition constitutes a violation of or otherwise gives rise to a legally mandated liability or obligation under any statute, ordinance, regulation, or other governmental requirement or the common law, including, without limitation, any such statute, ordinance, regulation, or other governmental requirement relating to the emission, discharge, or release of any Hazardous Substance into the environment or the generation, treatment, storage, transportation, or disposal of any Hazardous Substance. "Environmental Condition" shall mean the presence on the Closing Date, whether discovered or undiscovered on the Closing Date, in surface water, ground water, drinking water supply, land surface, subsurface strata or ambient air of any pollutant, contaminant, industrial solid waste or Hazardous Substance arising out of or otherwise related to the operations or other activities of Seller, or of any predecessor in interest or line of business to Seller, conducted or undertaken prior to the Closing Date. "Hazardous Substance" shall mean any substance defined in the manner set forth in Section 101(14) of CERCLA and shall include any additional substances designated under Section 102(a) thereof. "Release" shall mean releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment.

         (c) Buyer shall provide notice to Seller of Environmental Claims as soon as possible but not later than thirty days after Buyer receives notice of such Environmental Claims. Seller retains the sole right to manage any Environmental Claim in a manner which is reasonable under all the circumstances (including not interfering with Buyer's business or exposing Buyer to any penalties) and Buyer shall not take any action to accelerate the timing of an Environmental Claim.

     3.22 Full Disclosure. All information furnished to Buyer in accordance herewith is, and as of the Closing shall be, correct and complete in all respects. No representation or warranty of Seller and no information, Schedule or certificate furnished or to be furnished by or on behalf of Seller to Buyer, its affiliates or its agents pursuant to or in connection with this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statement contained herein or therein not misleading.

                                   ARTICLE IV

               REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER

     Buyer hereby represents and warrants to, and covenants with, Seller that:

     4.01 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     4.02 Due Authorization. The execution, delivery and performance of this Agreement, the Related Agreements and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and is a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. The execution, delivery and performance of this Agreement will not result in a violation of any provision of the Certificate of Incorporation or By-Laws of Buyer, or of any material contract by which it is bound, or of any judgment or decree to which it is a party or by which it is bound. All necessary authorizations of the transactions contemplated by this Agreement required to be obtained by Buyer from any Federal, state, local or foreign government or agency shall have been obtained prior to the Closing, and any filings, notifications or disclosures required by law or regulations of such government or agency shall have been made in such form as is acceptable as filed. Seller shall cooperate with Buyer with respect to the aforesaid filings, notifications or disclosures to the extent necessary to obtain said authorizations. Buyer will deliver to Seller at the Closing true and complete copies of all resolutions of its board of directors by which the execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby were authorized, certified by the Secretary or Assistant Secretary of Buyer.

     4.02 Financial Resources. Buyer has, as of the date hereof, and will have on the Closing Date, cash on hand, investments and financing commitments from banks the commercial paper of which is rated "A-1" or higher by Standard & Poor's (or an equivalent rating from Moody's Investor Service) in an aggregate amount sufficient to pay when due the Purchase Price (as it may be adjusted in accordance with Section 1.04 hereof.

                                   ARTICLE V

                                  THE CLOSING

     5.01 Time and Place of Closing. Upon the terms and subject to the satisfaction or waiver of the conditions in this Agreement, the Closing of the transactions contemplated hereby (the "Closing") shall take place on May 15, 1996 effective as of the close of business on May 14, 1996 (the "Closing Date") at the offices of Seller in Houston, Texas or at such other time and place as the parties hereto may agree in writing.

     5.02 Instruments of Transfer, Assumption of Liabilities, Etc. At the Closing, Seller will deliver to Buyer such deeds, bills of sale, instruments of assignment and other good and sufficient instruments of transfer, executed by Seller and in a form reasonably satisfactory to Buyer, as Buyer may reasonably require to vest in Buyer all right, title and interest of Seller in and to the Purchased Assets, and Buyer shall pay to Seller the amount, and deliver to Seller the instruments, required of it at the Closing.

     Seller shall deliver to Buyer at the Closing possession of the Purchased Assets being sold pursuant to this Agreement and the entire right, title and interest of Seller in and to such Purchased Assets shall pass to Buyer at the Closing effective as of the Closing Date.

     Buyer shall deliver to Seller at the Closing a document assuming the Assumed Liabilities, executed by Buyer and in a form reasonably satisfactory to Seller, as Seller may reasonably require.

     5.03 Other Deliveries. At the Closing, the parties will deliver the following additional documents:

         (a) The fully executed Related Agreements.

         (b) Certified copies of resolutions approving the execution and delivery of this Agreement, the Related Agreements, and consummation of the transactions contemplated thereby.

         (c) An agreement between Seller and Societe Rennaise d'Electronique Professionnelle, S.A. cancelling the Management Services Agreement dated December 26, 1984 between said parties.

         (d) Such other certificates and instruments as may be reasonably requested by any of the parties hereto.

     5.04    Opinions of Counsel.

         (a) At the Closing, Seller shall receive an opinion or opinions from Armstrong, Teasdale, Schlafly & Davis, counsel to Buyer, dated the Closing Date and satisfactory in form and substance to Seller and its counsel, to the effect that:

             (i) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;

             (ii) Buyer has the corporate power and authority to execute and deliver this Agreement and the Related Agreements to which it is to be a party and to consummate the transactions contemplated hereby and thereby, and the execution and delivery of this Agreement and the Related Agreements to which

     Buyer is to be a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by requisite corporate action taken on the part of Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or the Related Agreements to which Buyer is to be a party or to consummate the transactions contemplated hereby and thereby; and

         (iii) this Agreement and the Related Agreements to which Buyer is to be a party have been duly and validly executed and delivered by Buyer and, assuming this Agreement and the Related Agreements to which Buyer is to be a party are valid and binding obligations of the other parties thereto, are valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

     Buyer's counsel may restrict such opinion to the federal laws of the United States of America, the corporate laws of the State of Delaware and the laws of the State of Missouri.

     (b) At the Closing, Buyer shall receive an opinion or opinions from John Symington, Esq., counsel to Seller, dated the Closing Date and satisfactory in form and substance to Buyer and its counsel, to the effect that:

             (i) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted;

             (ii) This Agreement and the Related Agreements to which it is to be a party have been duly and validly executed and delivered by Seller and, assuming the Agreement and the Related Agreements to which Seller is to be a party are valid and binding obligations of the other parties thereto, are valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law);

             (iii) Except for those approvals and consents which have already been obtained, neither execution and delivery by Seller of this Agreement and the Related Agreements to which it is to be a party, the sale by Seller of the Purchased Assets pursuant to this Agreement nor the consummation of the other transactions contemplated by this Agreement and the Related Agreements to which Seller is to be a party will (A) conflict with or result in any breach of any provision of the Articles of Incorporation or By-Laws (or other similar governing documents) of the Seller, (B) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority other than those which have been made or obtained; (C) to the best of such counsel's knowledge after reasonable investigation, constitute a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Seller is a party or by which Seller or any of its assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained; (D) to the best of such counsel's knowledge after reasonable investigation, result in the creation of any encumbrance, security interest, equity or right of others upon any of the properties or assets of Seller under any of the terms, conditions or provisions of any agreement, instrument or obligation to which Seller or its assets may be bound or affected; or (E) violate any order, writ, injunction, judgment or decree known to such counsel, to which Seller is a party, or by which any of its assets are bound, or any law, statute, rule or regulation applicable to Seller or any of its assets; and

             (iv) The instruments of transfer contemplated by this Agreement are in proper form to transfer to Buyer all of Seller's interest in the Purchased Assets, free and clear, to the best of such counsel's knowledge after reasonable investigation, of any liens, encumbrances, equities and claims of whatever nature, except (A) those created by Buyer and (B) those, if any, created by failure to comply with the Texas Bulk Transfer Laws.

         Seller's counsel may restrict such opinion to the federal laws of the United States of America and the laws of the State of Texas.

                                   ARTICLE VI

                             EMPLOYMENT WITH BUYER

     6.01 Employment with Buyer. On the Closing Date, Buyer shall offer employment to all persons who are employed by Seller on the Closing Date.
Schedule 6.01 contains a list of all of Seller's Employees, including those on leaves of absence, as of May 14, 1996. (Those employees of the Seller who accept employment with the Buyer pursuant to this Agreement are hereinafter referred to as the "Transferred Employees".)

     6.02 Accrued Vacation and Sick Pay Liability. Buyer shall assume Seller's accrued liability to Transferred Employees under Seller's vacation and sick pay policies as of the Closing Date, all of which such liabilities are included on Schedule 1.03(c) hereto.

     6.03    Third Parties.  The covenants of the Buyer and the Seller in this
Article VI are not intended to create any right in any Transferred Employee or his or her heirs, executors, beneficiaries or personal representatives.

                                  ARTICLE VII

                             POST-CLOSING COVENANTS

     7.01 Expenses. Except as otherwise provided herein, Seller and Buyer shall each bear their own costs and expenses incurred in connection with this Agreement, the Related Agreements and the transactions contemplated hereby and thereby. Buyer shall be responsible for fees, commissions, expenses and reimbursements incurred by or required to be paid to its professional advisors and Seller shall be responsible for the fees, commissions, expenses and reimbursements incurred by or required to be paid to such Seller's professional advisors. Buyer and Seller will each pay one-half of any fees charged by the Accountants referred to in Section 1.05 hereof.

     7.02 Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties hereto will use their best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the sale of the Purchased Assets and the other transactions contemplated by this Agreement and the Related Agreements. From time to time after the date hereof (including after the Closing Date if requested), Seller and its affiliates will, at their own expense and without further consideration, execute and deliver such documents to Buyer as Buyer may reasonably request in order more effectively to vest in Buyer good title to the Purchased Assets and to more effectively consummate the transactions contemplated by this Agreement and the Related Agreements.

     7.03 Commissions and Fees. Seller and Buyer each represents and warrants to the other that no broker, finder, financial adviser or other person is entitled to any brokerage fees, commissions or finder's fees in connection with the transactions contemplated hereby by reason of any action taken by the party making such representation. Seller, on the one hand, and Buyer, on the other hand, will pay to the other or otherwise discharge, and will indemnify and hold the other harmless from and against, any and all claims or liabilities for all brokerage fees, commissions and finder's fees (other than as described above) incurred by reason of any action taken by such party.

     7.04 Sales, Transfer and Use Taxes. The parties do not contemplate that any sales, transfer or use taxes will be payable in connection with the transactions contemplated by this Agreement and the Related Agreements. However, to the extent such taxes are payable, all sales, transfer and use taxes incurred in connection with this Agreement and the Related

Agreements and the transactions contemplated hereby and thereby will be borne by Seller, and Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such sales, transfer and use taxes, and, if required by applicable law, both parties will join in the execution of any such Tax Returns or other documentation.

     7.05 Nondisclosure. Seller agrees not to use or disclose at any time after consummation of the transactions contemplated hereby, except with the prior written consent of an officer authorized to act in the matter by the Board of Directors of Buyer, any trade secrets, proprietary information, or other confidential information relating to designs, suppliers, subcontractors, inventions, operations, marketing, bidding information, cost and pricing data, master files or customer lists utilized by Seller in connection with the business of Seller prior to the Closing or by Buyer or any of its affiliates (the "Buyer Group"), or the skills, abilities and compensation of the Buyer Group's employees, and all other similar information material to the conduct of the Buyer Group's business, which is not presently generally known to the public; provided, however, that this provision shall not preclude Seller from
(i) the use or disclosure of such information which presently is known generally to the public or which subsequently comes into the public domain, other than by way of disclosure in violation of this Agreement or in any other unauthorized fashion, or (ii) disclosure of such information required by law or court order, provided that prior to such disclosure required by law or court order Seller will give Buyer three business days' written notice (or, if disclosure is required to be made in less than three business days, then such notice shall be given as promptly as practicable after determination that disclosure may be required) of the nature of the law or order requiring disclosure and the disclosure to be made in accordance therewith, or (iii) disclosure of information disclosed to Seller by a third party under no obligation of confidentiality to Buyer; for purposes of this provision, any person who at any time is or has been in the employ of Seller or any affiliate of Seller or any member of the Buyer Group will not be considered a third party.

     7.06    Indemnification.

             (a) By Seller and the Shareholders. Seller and each of the Shareholders, jointly and severally, agree to save, defend and indemnify Buyer against and hold it harmless from any and all claims, liabilities, losses, damages, deficiencies, costs and expenses, of every kind, nature and description, fixed or contingent (including, without limitation, interest, penalties and counsel's fees and expenses) ("Losses"), asserted against, resulting to, imposed upon or incurred by Buyer, arising out of
     (i) any breach of any representation, warranty, covenant or agreement made by Seller under this Agreement, or (ii) any retained liability or any Environmental Claim.

             (b) By Buyer. Buyer agrees to save, defend and indemnify Seller and each of the Shareholders against and hold it harmless from any and all Losses arising out of (i) any breach of any representation, warranty, covenant or agreement made by Buyer in this Agreement or (ii) any Assumed Liability, (iii) the Buyer's use of the

     Purchased Assets from and after the Closing Date, or (iv) the conduct of the Buyer's business from and after the Closing Date.

         (c) Limitations. Notwithstanding the provisions of Section 7.06(a) and (b) above, and except as provided in Section 7.06(d) below, neither Buyer nor Seller shall be entitled to indemnification for Losses, and Seller shall not be entitled to indemnification against Losses, in each case to the extent such Losses exceed Four Hundred Seventy-Five Thousand Dollars ($475,000) in the aggregate, and no party shall be entitled to indemnification hereunder unless the claim for such indemnification is made by such party and received by the party against whom such claim for indemnification is asserted in accordance with Section 8.06 hereof within twelve months after the Closing Date; provided, however, that nothing in the foregoing shall relieve Buyer of its obligation to pay the Purchase Price in full as provided herein.

         (d) Environmental Indemnification. Losses arising out of any breach of Section 3.21 hereof shall not, as to Seller and Schlumberger Delaware, Inc. (but not as to Societe Rennaise D'Electronique Professionnelle, S.A. under any circumstances) be subject to the limitations as to time and amount contained in Section 7.06(c) above.

     7.07    Defense of Claims.

         (a) Should any claim, action or proceeding by or involving a third party arise after the Closing Date for which Seller and the Shareholders or Buyer is liable under the terms of this Agreement, the party which is entitled to be indemnified with respect to such claim (the "Indemnified Party") shall notify the party who is liable therefor under the terms hereof (the "Indemnifying Party") within a reasonable time after such claim, action or proceeding arises and is known to the Indemnified Party, and if the Indemnifying Party shall admit in writing its indemnification obligation in respect thereof, the Indemnified Party shall give the Indemnifying Party a reasonable opportunity:

             (i) to take part in any examination of the relevant books and records of the Indemnified Party;

             (ii) to conduct any proceedings or negotiations in connection therewith and necessary or appropriate to defend the Indemnified Party or prosecute any claim, action, counterclaim or other proceeding with respect thereto;

             (iii) to take all other required steps or proceedings to settle or defend any such claim, action or proceeding; and

             (iv) to employ counsel to contest any such claim, action or proceeding in the name of the Indemnified Party, or otherwise.

     The expenses of all proceedings, contests or lawsuits with respect to such claims or actions shall be borne by the Indemnifying Party. If the Indemnifying Party wishes to assume the defense of any such claim or action, it may at any time give written notice to the Indemnified Party admitting its indemnification obligation in respect thereof and stating that it intends to assume such defense, and the Indemnifying Party shall thereafter assume the defense of any such claim or liability; provided that the Indemnified Party may participate in such defense at its own expense but, in any event, the Indemnifying Party shall have the right, as long as it is actively defending any claim or action, to control such defense. The Indemnified Party shall afford the Indemnifying Party's counsel and other authorized representatives reasonable access during normal business hours to all relevant books, records, offices and other facilities and properties of the Indemnified Party, and to the personnel of the Indemnified Party, and shall otherwise use all reasonable efforts to cooperate with the Indemnifying Party, such counsel and such other authorized representatives in connection with the exercise of the rights of the Indemnifying Party pursuant to this Section 7.07.

         (b) Until the Indemnifying Party assumes the defense of any such claim or action, the Indemnified Party may defend against any such claim or action in such manner as it may deem appropriate, and the Indemnified Party may settle such claim or litigation on such terms as it may deem appropriate; provided, however, that it shall provide prior notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party promptly shall reimburse the Indemnified Party for the amount of such settlement and for all expenses, legal and otherwise, reasonably and necessarily incurred by the Indemnified Party in connection with the defense against and settlement of such claim or action. If no settlement of such claim or litigation is made, the Indemnifying Party shall satisfy any judgment rendered with respect to such claim or in such action, before the Indemnified Party is required to do so, and pay all expenses, legal or otherwise, reasonably and necessarily incurred by the Indemnified Party in the defense against such claim or litigation.

         (c) If a judgment is rendered against the Indemnified Party in any action covered by the indemnification provisions hereof, or any lien attaches to any of the assets of the Indemnified Party, the Indemnifying Party immediately upon such entry or attachment shall pay such judgment in full or discharge such lien unless, at the Indemnifying Party's expense and direction, an appeal is taken under which the execution of the judgment or satisfaction of the lien is stayed. If and when a final judgment is rendered in any such action, the Indemnifying Party shall forthwith pay such judgment or discharge such lien before the Indemnified Party is compelled to do so.

     7.08 Use of Seller's Name. From and after the Closing Date, Buyer agrees that it will not, and it will cause its affiliates not to, directly or indirectly, use the names "Sorep" or Societe Rennaise D'Electronique Professionnelle," or similar names or any variants thereof.


                                  ARTICLE VIII

                                 MISCELLANEOUS

     8.01 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     8.02 No Assignment. This Agreement may not be assigned by either Buyer or Seller without the prior written consent of the other party, provided, however, that Buyer may assign its rights hereunder, in whole or in part, to any corporation or other entity controlled by, controlling, or under common control with Buyer, and Buyer may make a collateral assignment of this Agreement and its rights hereunder to Buyer's lender. Any attempted or purported assignment by either party other than in accordance with this Section
8.02 shall be null and void. No assignment by Buyer of its rights hereunder will relieve Buyer of its obligations hereunder to Seller or to the Shareholders.

     8.03 Counterparts. This Agreement may be executed in any number of counterparts, and by any party on separate counterparts, each of which as so executed and delivered shall be deemed an original but all of which together shall constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement as to any party hereto to produce or account for more than one such counterpart executed and delivered by such party.

     8.04 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas (without regard to conflict of laws principles) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

     8.05 Survival. The representations, warranties, covenants, indemnities and agreements of the parties to this Agreement contained herein or in any document delivered pursuant to or in connection herewith shall survive the Closing for a period of twelve months and shall survive any investigation by the other party; provided, however, that representations, warranties and indemnities with respect to claims by third parties (including employees and former employees of Seller and Federal, state or municipal governments or the agencies thereof) shall survive the Closing for the applicable statute of limitations periods relating to such claims.

     8.06 Notices. All notices required to be given under the terms of this Agreement or which any of the parties desires to give hereunder shall be in writing and personally delivered or sent by registered or certified mail, return receipt requested, or sent by telecopier, addressed as follows:

         (a) To Buyer.  If to Buyer addressed to:
             --------

             LaBarge, Inc.
             707 North Second Street
             St. Louis, Missouri 63102
             Attention:  Craig E. LaBarge, President
             Telecopier No.:  (314) 982-9412

             Copy to:

             Armstrong, Teasdale, Schlafly & Davis
             One Metropolitan Square, Suite 2600
             St. Louis, Missouri 63102-2470
             Attention:  John L. Gillis, Jr.
             Telecopier No.:  (314) 621-5065

         (b) To Seller.  If to Seller addressed to:
             ---------

             Sorep Technology Corporation
             Z.I. Bellevue
             B.P. 5
             F-35221 Chateaubourg Cedex
             France
             Attention:  Mr. Jean-Claude LeBleis
             Telecopier No.:  (33) 99-00-38-66

             Copy to:

             Chadbourne & Parke, LLP
             30 Rockefeller Plaza
             New York, New York  10112
             Attention:  Mr. Whitney I. Gerard, Esq.
             Telecopier No.:  (212) 541-5369

         (c) To Shareholders.
             ---------------

             Schlumberger Delaware, Inc.
             300 Schlumberger Drive
             Sugar Land, Texas  77478
             Attention:   NAM Region Counsel
             Telecopier No.:  (713) 275-8544

             SOREP S.A.
             Z.I. Bellevue
             B.P. 5
             F-35221 Chateaubourg Cedex
             France
             Attention:  Mr. Jean-Claude LeBleis
             Telecopier No.:  (33) 99-00-38-66

     Any party may designate a change in address at any time upon written notice to the other party.

     8.07 Amendment and Modification. The Agreement may be amended, modified or supplemented only by a written instrument executed by all of the parties.

     8.08 Waiver of Compliance. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party or parties granting such waiver, but any such waiver or the failure to insist upon strict compliance with any obligation, covenant, agreement or condition herein, shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure or breach.

     8.09 Interpretation. The table of contents and the article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, the term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization or a governmental entity or any department or agency thereof. As used in this Agreement, the term "subsidiary", when used in reference to any other person, shall mean any corporation of which outstanding securities having ordinary voting power to elect a majority of the Board of Directors of such corporation are owned directly or indirectly by such other person. As used in this Agreement, the term "generally accepted accounting principles" means generally accepted accounting principles as in effect and as applied in the United States. As used in this Agreement, the term "affiliate" shall have the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934. When used herein, the masculine, feminine or neuter gender and the singular or plural number shall each be deemed to include the others whenever the context so indicates or permits.

     8.10 Entire Agreement. This Agreement and the Related Agreements, including the schedules, exhibits, documents, certificates and instruments referred to herein and therein, embody the entire agreement and understanding of the parties hereto in respect of any transactions contemplated by this Agreement and the Related Agreements and supersede all prior agreements and understandings between the parties with respect thereto.

                                 LABARGE, INC.


                                 By: Craig E. LaBarge
                                     -----------------------------------


                                 SOREP TECHNOLOGY CORPORATION


                                 By: Rene Dompnier
                                     -----------------------------------



                                 SHAREHOLDERS:


                                 Schlumberger Delaware, Inc.


                                 By: Pascal Panetta
                                     -----------------------------------


                                 Societe Rennaise d'Electronique
                                 Professionnelle, S.A.


                                 By: Jean-Claude Le Bleis
                                     -----------------------------------




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